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                                                                      EXHIBIT 15

Goody's Family Clothing, Inc.
Knoxville, Tennessee

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim condensed consolidated financial information of Goody's Family Clothing, Inc. and Subsidiaries as of and for the periods ended July 30, 2005 and July 31, 2004 as indicated in our report dated August 24, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended July 30, 2005, is incorporated by reference in Registration Statements Nos. 333-32357, 33-51210, 33-68520, 333-00052, 333-09595 and 333-126475 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
-------------------------
Atlanta, Georgia
August 24, 2005